UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

January 19, 2015
Date of Report (Date of earliest event reported):
On Assignment, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-20540 (Commission File Number)	95-4023433 (IRS Employer Identification No.)
26745 Malibu Hills Road, Calabasas, California (Address of principal executive offices)	91301 (Zip Code)
(818) 878-7900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events
On January 19, 2015, On Assignment, Inc. (the “Company”) issued a press release announcing: (i) the signing of a Stock Purchase Agreement with EmCare, Inc., a subsidiary of Envision Healthcare Holdings, Inc., for the sale of Vista Staffing Solutions, Inc. (“Vista”), which is the Company’s physician staffing segment; (ii) the completion by the Company of its existing $100 million share repurchase program for shares of the Company’s common stock, and approval by the Board of Directors of an additional $100 million share repurchase authorization, subject in part to amendment of the Company’s credit facility; and (iii) revised guidance for revenues and Adjusted EBITDA in the fourth quarter of 2014.
The purchase price for the sale of Vista is $123.0 million, and closing is expected to occur in February 2015 pending completion of certain closing conditions. The new share repurchase program will be operated in accordance with the requirements of Rule 10b-18 under the Exchange Act, and will be effective beginning after close of trade two days after the Company’s next release of earnings through the second anniversary of such date unless earlier suspended or discontinued. The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibits

Exhibit No	Description
99.1	On Assignment, Inc. Press Release dated January 19, 2015.

SIGNATURE
According to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on January 19, 2015.

ON ASSIGNMENT, INC

/s/ Edward L. Pierce
Edward L. Pierce
Executive Vice President and Chief Financial Officer